SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement (this "Agreement"), dated as of March 15, 2019 (the "Execution Date"), is entered into by and between Wound Management Technologies, Inc., a Texas corporation doing business as WNDM Medical Inc. ("WNDM") and CGI Cellerate RX, LLC, a Texas limited liability company ("CGI Cellerate"). Each of WNDM and CGI Cellerate may be referred to herein as a "Party" and, collectively, as the "Parties."

RECITALS

WHEREAS, CGI Cellerate owns a 50% Membership Interest in Cellerate, LLC, a Texas limited liability company (the "Company").

WHEREAS, WNDM desires to acquire from CGI Cellerate, and CGI Cellerate desires to contribute to WNDM, all of CGI Cellerate's membership interest in the Company, in exchange for the issuance by WNDM of an aggregate of 1,136,815 shares of its Series F Convertible Preferred Stock (the "WNDM Shares") to CGI Cellerate, in each case, on the terms and subject to the conditions set forth in this Agreement.

WHEREAS, the Parties desire to enter into this Agreement to evidence their mutual understanding and agreement with respect to such transaction and the other matters set forth herein.

NOW, THEREFORE, for and in consideration of the mutual agreements herein contained, the benefits to be derived by each Party, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged and confessed, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1 Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings given such terms as set forth below in this Section 1.1 (which shall be equally applicable in the singular and plural forms):

"1933 Act" means the Securities Act of 1933, as amended.

"1934 Act" means the Securities Exchange Act of 1934, as amended.

"Affiliate" means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The concept of control, controlling or controlled as used in the aforesaid context means the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or action of another, whether through the ownership of voting securities, voting trust, by contract, or membership in management or in the group appointing or electing management or otherwise through formal or informal arrangements or business relationships.

"Assignment" is defined in Section 2.3(a)(i).

"Business Day" means any day other than Saturday or Sunday or a day on which banking institutions in Fort Worth, Texas are authorized by Law to close.

"CGI Cellerate" is defined in the Preamble.

"Closing" is defined in Section 2.2.

"Closing Date" is defined in Section 2.2.

"Common Stock" means the common stock of WNDM, par value $0.001 per share, which is currently publicly traded on the OTCQB market of the OTC Markets Group.

"Company" is defined in the Recitals.

"Execution Date" is defined in the Preamble.

"Governmental Authority" means any federal, state, county, city, local, municipal, foreign or other government; any governmental, quasi-governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or other tribunal having or asserting jurisdiction.

"Law" means any applicable statute, law (including any obligation arising under the common law), rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority.

"Lien" means any lien, pledge, mortgage, deed of trust, collateral assignment, security interest or similar encumbrance.

"Membership Interests" means the issued and outstanding membership interests of the Company.

"Party" is defined in the Preamble.

"Person" means any individual, firm, corporation, company, partnership, joint venture, limited partnership, limited liability company, association, trust, estate, labor union, organization, Governmental Authority or any other entity.

"Preferred Stock" is defined in Section 4.4(a).

"Proceeding" means any suit, action or legal, governmental, administrative, arbitration or regulatory proceeding.

"Sarbanes-Oxley Act" means the Sarbanes-Oxley Act of 2002, as amended.

"SEC" means the Securities and Exchange Commission.

"SEC Documents" is defined in Section 4.6(a).

"Significant Subsidiary" is defined in Section 4.5(a).

"Subsidiary" means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

"Transaction Documents" means this Agreement and the other agreements contemplated hereby to be executed and/or delivered pursuant to or in connection with this Agreement on the Closing Date, including the Assignment and the certificates referenced in Section 2.3.

"Transferred Interest" is defined in Section 3.4.

"WNDM" is defined in the Preamble.

"WNDM Shares" is defined in the Preamble.

"WNDM Subsidiary Securities" is defined in Section 4.5(b).

ARTICLE II
THE SHARE EXCHANGE

2.1 The Share Exchange. Upon the terms and subject to the conditions of this Agreement, at the Closing, CGI Cellerate shall assign, transfer, convey and deliver to WNDM, and WNDM shall acquire from CGI Cellerate, all of CGI Cellerate's Membership Interests, in each case free and clear of all Liens, in consideration and exchange for the issuance by WNDM to CGI Cellerate of the WNDM Shares, which upon such issuance shall be duly authorized, validly issued, fully paid and non-assessable.

2.2 Closing. The closing of the transactions contemplated hereby (the "Closing") will take place at the offices of Kelly Hart & Hallman, LLP, 201 Main Street, Suite 2500, Fort Worth, TX 76102, or remotely via the exchange of all documents to be executed or delivered by the Parties at the Closing (with originals to follow upon the request of any Party) on the fifth Business Day following the satisfaction or due waiver (by the Party entitled to the benefit of such condition) of each of the conditions set forth in Article VI (other than those conditions that are to be satisfied at the Closing), or on such other date or at such other time and place as the Parties mutually agree in writing (the date on which the Closing actually occurs is referred to herein as the "Closing Date"). The effective time of the Closing shall be at 12:01 a.m. (prevailing Fort Worth, Texas time) on the Closing Date for all purposes of this Agreement.

2.3 Closing Deliverables.

(a) CGI Cellerate Closing Deliverables.

(i) an Assignment of the Transferred Interest substantially in the form attached to this Agreement as Exhibit 2.3(a)(i) (the "Assignment");

(ii) a certificate of an officer of CGI Cellerate to the effect that the conditions set forth in Sections 6.1(a) and 6.1(b) have been satisfied;

(iii) a certificate of the Secretary (or equivalent officer) of CGI Cellerate certifying (i) the resolutions adopted by the manager(s) or owner of CGI Cellerate authorizing this Agreement and the transactions contemplated hereby and (ii) the names and signatures of the officers of CGI Cellerate authorized to sign this Agreement and the other documents to be delivered hereunder; and

(iv) any other documents, agreements or Closing deliverables of CGI Cellerate that are contemplated by this Agreement.

(b) WNDM Closing Deliverables.

(i) a duly executed counterpart to the Assignment;

(ii) a certificate of the Secretary of WNDM certifying (i) the resolutions adopted by the Board of Directors of WNDM authorizing this Agreement and the transaction contemplated hereby and (ii) the names and signatures of the officers of WNDM authorized to sign this Agreement and the other documents to be delivered hereunder;

(iii) a certificate of an officer of WNDM to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied

(iv) a stock certificate evidencing the WNDM Shares registered in the name of CGI Cellerate; and

(v) any other documents, agreements or Closing deliverables of WNDM that are contemplated by this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF CGI CELLERATE

CGI Cellerate hereby represents and warrants to WNDM as follows:

3.1 Organization; Existence. CGI Cellerate is duly organized, validly existing and in good standing under the Laws of the State of Texas. CGI Cellerate has all requisite power and authority to own its assets and to carry on its business as presently conducted, and is duly qualified to transact business in each jurisdiction in which the nature of the business conducted by it requires such qualification.

3.2 Authorization; Enforceability. The execution, delivery, and performance by CGI Cellerate of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of CGI Cellerate. This Agreement has been duly executed and delivered by CGI Cellerate and constitutes a valid and legally binding obligation of CGI Cellerate, enforceable against CGI Cellerate in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium

and other Laws affecting creditors' rights generally and except insofar as the availability of equitable remedies may be limited by applicable Law.

3.3 No Conflict. The execution, delivery and performance by CGI Cellerate of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) conflict with or result in a breach of any provisions of the organizational documents of CGI Cellerate, (b) violate any Law applicable to CGI Cellerate in any material respect, or (c) result in a default or give rise to any right of termination, cancellation or acceleration or, result in the creation of any Lien, under any of the terms, conditions or provisions of any material agreement to which CGI Cellerate is a party or by which CGI Cellerate is otherwise subject or bound.

3.4 Ownership of Membership Interest. CGI Cellerate owns, beneficially and of record, 5,000 membership units of the Company, which constitutes 50% of all of the issued and outstanding Membership Interests (the "Transferred Interest"). CGI Cellerate holds good and valid title to the Transferred Interests, free and clear of all options, agreement to sell, restrictions, Liens, limitations or adverse claims, other than restrictions imposed by applicable securities Laws. At Closing, CGI Cellerate will convey the Transferred Interests to WNDM free and clear of all Liens other than Liens imposed by applicable securities Laws, at which time WNDM, assuming it shall acquire the Transferred Interests for value in good faith and without notice of any adverse claim, will acquire good and valid title to the Transferred Interests free and clear of all Liens or other adverse claims.

3.5 Securities.

(a) CGI Cellerate, and each and every owner of an equity interest in CGI Cellerate, are each an "accredited investor" as that term is defined in Rule 501 of the 1933 Act. CGI Cellerate is able to bear the risk of its investment in the Common Stock and, at the present time, would be able to afford a complete loss of such investment. CGI Cellerate has such knowledge, sophistication and experience in financial and business matters that it is capable of evaluating the merits and risks of the exchange for the WNDM Shares.

(b) CGI Cellerate has had full access to the information relating to the business, finances and operations of WNDM contained in the SEC Documents (as defined below). CGI Cellerate has been afforded the opportunity to ask questions of the officers of WNDM relating to the offer and exchange of the WNDM Shares. The due diligence conducted at any time by CGI Cellerate shall not modify, amend or affect CGI Cellerate's right to rely on WNDM's representations and warranties contained in Article IV. CGI Cellerate understands and acknowledges that its acquisition of the Common Stock involves a high degree of risk and uncertainty. CGI Cellerate has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its investment in the Common Stock, and has made its own assessment and has satisfied itself concerning the relevant legal, tax and other economic considerations relevant to its investment in the Common Stock.

(c) CGI Cellerate is acquiring the WNDM Shares under this Agreement for its own account and with no present intention of distributing the WNDM Shares so acquired, and CGI Cellerate has no present intention of selling or granting any participation in or otherwise distributing the same in any transaction in violation of applicable Law, including the 1933 Act.

CGI Cellerate understands and acknowledges that the WNDM Shares it is purchasing are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from WNDM in a transaction not involving a public offering. CGI Cellerate has been advised and understands and acknowledges that the offer and sale of the WNDM Shares have not been registered under the 1933 Act or under the "blue sky" laws of any jurisdiction and may be resold only if registered pursuant to the provisions of the 1933 Act (or if eligible, pursuant to the provisions of Rule 144 promulgated under the 1933 Act or pursuant to another available exemption from the registration requirements of the 1933 Act) and in compliance with state securities Laws.

(d) CGI Cellerate understands and acknowledges that, until such time as resales of the WNDM Shares have been registered pursuant to the provisions of the 1933 Act, or the WNDM Shares are eligible for resale pursuant to Rule 144 promulgated under the 1933 Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, the certificates evidencing the WNDM Shares purchased by CGI Cellerate pursuant to this Agreement will bear an appropriate legend and notation on the stock transfer records of WNDM and its transfer agent reflecting the restricted nature of such shares.

(e) CGI Cellerate understands and acknowledges that the WNDM Shares are being offered and sold in reliance on a transactional exemption from the registration requirements of federal and state securities laws, and that WNDM is relying in part upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of CGI Cellerate set forth in this Agreement in (i) concluding that the issuance and sale of the WNDM Shares to CGI Cellerate is a "private offering" and, as such, is exempt from the registration requirements of the 1933 Act and (ii) determining the applicability of such exemptions with respect to CGI Cellerate's acquisition of the WNDM Shares.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF WNDM

4.1 Organization; Existence. WNDM is a corporation duly formed, validly existing and in good standing under the Laws of the State of Texas. WNDM has all requisite power and authority to own its assets and to carry on its business as presently conducted, and is duly qualified to transact business as a foreign corporation in each jurisdiction in which the nature of the business conducted by it requires such qualification.

4.2 Authorization; Enforceability. The execution, delivery, and performance by WNDM of this Agreement and the consummation of the transactions contemplated hereby (a) are within WNDM's powers and (b) have been duly authorized by all necessary action on the part of WNDM. This Agreement has been duly executed and delivered by WNDM and constitutes a valid and legally binding obligation of WNDM, enforceable against WNDM in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors' rights generally and except insofar as the availability of equitable remedies may be limited by applicable Law.

4.3 No Conflict. The execution, delivery and performance by WNDM of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) conflict with or result in a breach of any provisions of the organizational documents of WNDM or

(b) result in a default or give rise to any right of termination, cancellation or acceleration or, result in the creation of any Lien under any of the terms, conditions or provisions of any agreement to which WNDM or any of its Subsidiaries is a party or by which WNDM or any of its Subsidiaries is otherwise subject or bound or (c) violate any Law applicable to WNDM, except in the case of clauses (b) and (c) where such default, Lien, termination, cancellation, acceleration or violation would not have a material adverse effect on WNDM's ability to consummate the transactions contemplated by this Agreement, or to perform its obligations hereunder.

4.4 Capitalization.

(a) As of the Execution Date, the authorized capital stock of WNDM consists of (i) 250,000,000 shares of Common Stock, of which 236,643,185 shares are issued and outstanding and 4,089 shares are held in WNDM's treasury; and (ii) 5,000,000 shares of preferred stock, par value of $10 per share ("Preferred Stock"), of which the Series F Convertible Preferred Stock has been established consisting of 1,200,000 shares, none of which have been issued. A true and complete copy of the Certificate of Designations of the Series F Convertible Preferred Stock of the Company is set forth in Exhibit A hereto. All outstanding shares of capital stock of WNDM have been duly authorized and validly issued, are fully paid and non-assessable and free of preemptive rights.

(b) Other than 16,666,667 shares of Common Stock currently reserved for issuance upon conversion of WNDM's convertible promissory note (and subject to additional shares that may be issued upon conversion of accrued and unpaid interest at maturity of the promissory note) and 1,350,000 shares of Common Stock issuable upon exercise of outstanding options granted under the WNDM Stock Option Plan, there are no outstanding or authorized options, warrants, convertible securities, stock appreciation, phantom stock, profit participation, or other rights, agreements, or commitments relating to the shares of stock of WNDM or obligating WNDM to issue or sell any shares of stock of, or any other interest in, WNDM.

(c) The WNDM Shares to be delivered to CGI Cellerate in connection with the transactions contemplated hereby have been duly authorized, validly issued and when delivered against receipt of the consideration therefor as provided herein, will be fully paid and non-assessable and free and clear of all Liens (other than transfer restrictions imposed thereon by applicable Law).

4.5 Subsidiaries.

(a) Each Subsidiary of WNDM is an entity duly organized, validly existing and (where applicable) in good standing under the laws of its jurisdiction of incorporation or organization, has all corporate, limited liability company or comparable powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a material adverse effect. The Form 10-K filed with the SEC by WNDM for the year ended December 31, 2017 identifies, as of its filing date, all "significant subsidiaries" (as

defined under Rule 1-02(w) of Regulation S-X promulgated pursuant to the 1934 Act) (each, a "Significant Subsidiary") of WNDM, other than the Company, and their respective jurisdictions of organization.

(b) As of the date hereof, there were no issued, reserved for issuance or outstanding (i) securities of WNDM or any of its Significant Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any of its Significant Subsidiaries, (ii) warrants, calls, options or other rights to acquire from WNDM or any of its Significant Subsidiaries, or other obligations of WNDM or any of its Significant Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any Significant Subsidiary of WNDM or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, "phantom" stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Significant Subsidiary of WNDM (the items in clauses (i) through (iii) being referred to collectively as the "WNDM Subsidiary Securities"). As of the date hereof, there are no outstanding obligations of WNDM or any of its Significant Subsidiaries to repurchase, redeem or otherwise acquire any of the WNDM Subsidiary Securities.

4.6 SEC Filings.

(a) WNDM has filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by WNDM since January 1, 2017 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, as they may have been supplemented, modified or amended since the date of filing, the "SEC Documents").

(b) As of its filing date (or, if amended or superseded by a filing, on the date of such later filing), each SEC Document complied in all material respects with the applicable requirements of the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act, as the case may be.

(c) As of its filing date (or, if amended or superseded by a filing, on the date of such later filing), each SEC Document filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d) Each SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) Each SEC Document, including any audited or unaudited financial statements and any notes thereto or schedules included therein, at the time filed, (i) complied as to form in all material respects with applicable accounting requirements and with the published rules

and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and (iii) fairly present (subject in the case of unaudited statements to normal and recurring audit adjustments) in all material respects the consolidated financial position of WNDM and its consolidated subsidiaries as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended. MaloneBailey, LLP is an independent registered public accounting firm with respect to WNDM and has not resigned or been dismissed as independent registered public accountants of WNDM as a result of or in connection with any disagreement with WNDM on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.

(f) Neither WNDM nor any of its Subsidiaries has extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of WNDM in violation of Section 402 of the Sarbanes-Oxley Act.

(g) WNDM is in compliance with, and since January 1, 2017 has complied, in each case in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the rules and regulations of the OTC Market Group applicable to companies whose securities are traded on the OTCQB market.

(h) Each of the principal executive officer and principal financial officer of WNDM (or each former principal executive officer and principal financial officer of WNDM, as applicable) have made all certifications required by Rules 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC, and the statements contained in any such certifications are complete and correct.

(i) Since September 30, 2018, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor is there proposed as of the date of this Agreement any transaction or series of similar transactions, agreements, arrangements or understandings to which WNDM or any of its Subsidiaries was or is to be a party, that would require disclosure under Item 404 of Regulation S-K promulgated under the 1933 Act.

4.7 Compliance with Laws. WNDM and each of its Subsidiaries is, and since January 1, 2017 has been, in compliance with, and to the actual knowledge of WNDM, it is not under pending investigation with respect to, and has not been threatened to be charged with or given notice of any violation of, any applicable Law, except for failures to comply or violations that have not had and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect. There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against WNDM or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect or that in any manner seeks to prevent, enjoin, alter or materially delay the consummation of transactions contemplated hereby.

4.8 Controls. WNDM has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the 1934 Act) as required by Rule 13a-15 under the 1934 Act. WNDM's disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by WNDM in the reports that it files under the 1934 Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to WNDM's management as appropriate to allow timely decisions. To the knowledge of WNDM, since January 1, 2017, there have not been any material weaknesses in WNDM's internal control over financial reporting or changes in WNDM's internal control over financial reporting which are reasonably likely to materially adversely affect WNDM's internal control over financial reporting.

4.1 Investment Company Status. WNDM is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

ARTICLE V
COVENANTS OF THE PARTIES

5.1 Further Assurances. If any further action is necessary or desirable to carry out the purposes of this Agreement and the other Transaction Documents, or to consummate the transactions contemplated hereby and thereby, each Party will take such further commercially reasonable action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request.

5.2 Cooperation to Consummate Transaction. Subject to the terms and conditions set forth in this Agreement, CGI Cellerate and WNDM shall cooperate with each other and use (and shall cause their respective Affiliates to use) their respective reasonable best efforts to take or cause to be taken all actions, and to do or cause to be done all things, reasonably necessary, proper or advisable on their part under this Agreement and applicable Law to consummate the transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings in order to consummate the transactions contemplated by this Agreement. Subject to applicable Laws relating to the exchange of information and appropriate confidentiality protections, WNDM and CGI Cellerate shall cooperate in good faith in the preparation of the other's notices, reports and filings (including by responding reasonably to questions or requests by any Government Authority), shall have the right to review in advance, and, to the extent practicable, each will consult in advance with the other on and consider in good faith the views of the other in connection with, all of the information relating to WNDM, CGI Cellerate, and the Company, as the case may be, and any of their respective Affiliates, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, as promptly as practicable after the execution of this Agreement, but in any event prior to the Closing, each Party to this Agreement (a) shall make all filings (if any), and give all notices (if any), and give all information (if any) required to be made and given by such Party in connection with the transactions contemplated hereby and (b) shall use commercially reasonable efforts to obtain all consents (if any) required to be obtained (pursuant to any applicable Law, contract, agreement, or

otherwise) by such Party in connection with the transactions contemplated hereby. During the period from the date of this Agreement until the earlier of the Closing Date or termination of this Agreement pursuant to Article VII, each Party shall promptly notify the other Party in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article VII becoming incapable of being satisfied.

5.3 Public Announcement. Unless otherwise required by applicable Law, each Party shall not, and each Party shall cause its Affiliates, agents and other representatives not to, make any disclosure or public announcements or otherwise communicate with any news media without the prior written consent of the other Party in respect of this Agreement and the other Transaction Documents or the transactions contemplated hereby and thereby (including price and terms); provided, however, if disclosure is required by applicable Law, WNDM or CGI Cellerate, as applicable, shall promptly notify the other Party in writing and shall disclose only that portion of such information which such Party is advised by its counsel is legally required to be disclosed. The Parties may disclose the existence and terms of this Agreement to their respective Affiliates, agents and other representatives (including their respective financing sources and debt and equity investors) so long as each such Person is advised of the confidential nature of such information and agrees to keep such information confidential in accordance with the applicable provisions of this Agreement.

5.4 Taxes. CGI Cellerate shall indemnify and hold harmless WNDM and the Company for any federal, state or local income taxes, together with any interest, penalty, addition to tax or additional amount imposed by any Law or Governmental Authority, in each case, related to the ownership of the Transferred Interest and attributable to (a) any tax period (or portion thereof) ending before the Closing Date, or (b) with respect to any tax period that begins before the Closing Date and ends on or after the Closing Date, that portion of any such tax period that extends before the Closing Date through the Closing Date.

ARTICLE VI
CLOSING CONDITIONS

6.1 Conditions to WNDM's Obligations. The obligations of WNDM to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by WNDM) of the following conditions immediately prior to the Closing:

(a) The representations and warranties of CGI Cellerate contained in Article III shall be true and correct in all respects as of the Closing Date (except that representations and warranties that are made as of a specified date need be true and correct only as of such date);

(b) CGI Cellerate shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing; and

(c) CGI Cellerate shall have delivered or caused to be delivered each of the Closing deliverables listed in Section 2.3(a).

6.2 Conditions to CGI Cellerate's Obligations. The obligation of CGI Cellerate to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by CGI Cellerate) of the following conditions immediately prior to the Closing:

(a) The representations and warranties of WNDM contained in Article IV shall be true and correct in all respect as of the Closing Date (except that representations and warranties that are made as of a specified date need be true and correct only as of such date);

(b) WNDM shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing; and

(c) WNDM shall have delivered or caused to be delivered each of the Closing deliverables listed in Section 2.3(b).

6.3 Conditions to all Parties' Obligations. The obligation of CGI Cellerate and WNDM to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions immediately prior to the Closing:

(a) No Proceeding before any Governmental Authority shall be pending wherein an unfavorable judgment, decree or order would restrain, enjoin or otherwise prohibit, or declare unlawful, the consummation of the transactions contemplated by this Agreement, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded; and

(b) This Agreement shall not have been terminated in accordance with Section 7.1.

6.4 Waiver of Conditions. Upon the occurrence of the Closing, any condition set forth in this Article VI which was not satisfied as of the Closing shall be deemed to have been waived as of and after the Closing.

ARTICLE VII
TERMINATION

7.1 Termination. This Agreement may be terminated at any time prior to the Closing as follows:

(a) by mutual written agreement of the Parties;

(b) by WNDM, in the event of any breach by CGI Cellerate of any of its agreements, representations or warranties contained herein that would prevent the conditions to Closing set forth in Section 6.1(a) or Section 6.1(b) from being satisfied, and the failure of CGI Cellerate to cure such breach within five (5) Business Days after receipt of notice from WNDM requesting such breach to be cured;

(c) by CGI Cellerate, in the event of any breach by WNDM of any of its agreements, representations or warranties contained herein that would prevent the conditions to Closing set forth in Section 6.2(a) or Section 6.2(b) from being satisfied, and the failure of WNDM

to cure such breach within five (5) Business Days after receipt of notice from CGI Cellerate requesting such breach to be cured;

(d) by WNDM, if any of the other the conditions set forth in Section 6.1 have not been satisfied by CGI Cellerate or waived by WNDM in writing by the Closing Date (other than those conditions which by their terms are to be satisfied at the Closing) and CGI Cellerate fails to consummate the transactions contemplated by this Agreement on the date the Closing should have occurred pursuant to Section 2.2 and WNDM stood ready and willing to consummate such transactions on that date;

(e) by CGI Cellerate, if any of the other the conditions set forth in Section 6.2 have not been satisfied by WNDM or waived by CGI Cellerate in writing by the Closing Date (other than those conditions which by their terms are to be satisfied at the Closing) and WNDM fails to consummate the transactions contemplated by this Agreement on the date the Closing should have occurred pursuant to Section 2.2 and CGI Cellerate stood ready and willing to consummate such transactions on that date;

(f) WNDM or CGI Cellerate, if the Closing shall not have occurred on or before April 30, 2019 (or such later date as may be agreed to in writing by the Parties);

provided, however, that no Party shall have the right to terminate this Agreement pursuant to clauses (b) through (f) of this Section 7.1 if such Party is at such time in material breach of any of its representations, warranties or covenants in this Agreement.

7.2 Notice of Termination. Any Party desiring to terminate this Agreement pursuant to Section 7.1 shall give written notice of such termination to the other Party.

7.3 Effect of Termination. In the event that the Closing shall not occur as a result of a Party's properly exercising its right to terminate pursuant to Section 7.1, then except as set forth in this Section 7.3, this Agreement shall become null and void (except for the provisions of this Article VII, and Article VIII, which shall remain in full force and effect), and no Party shall have any further rights or obligations under this Agreement, except that nothing herein shall relieve any Party from any liability for any breach hereof or any liability that has accrued prior to the date of such termination.

ARTICLE VIII
MISCELLANEOUS

8.1 Expenses. Except as otherwise expressly provided in this Agreement, each of the Parties shall bear its own fees, costs, and expenses (including legal, accounting, consulting, and investment advisory fees and expenses) incurred in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby.

8.2 Assignment. Neither this Agreement, nor any rights, obligations, liabilities, covenants, duties or responsibilities hereunder, may be assigned by either Party, in whole or in part, without the prior written consent of the other Party, which consent may be withheld for any reason. Any assignment in violation of the foregoing shall be deemed void ab initio. No assignment

by a Party of this Agreement shall relieve such Party of any of its obligations, liabilities, covenants, duties or responsibilities hereunder.

8.3 Preparation of Agreement. CGI Cellerate, WNDM and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

8.4 Notices. All notices and communications which are required or may be given to a Party hereunder shall be in writing and shall be deemed to have been duly given if property addressed upon the earliest of: (a) if sent by U.S. certified mail, postage prepaid, then the date five days after the deposit thereof with the U.S. Postal Service, (b) if personally delivered, then the date of such personal delivery, (c) if by Federal Express overnight delivery (or other reputable overnight delivery service), then the date shown on the notice of delivery if such date is a Business Day during normal business hours, or, if such date is not a Business Day during normal business hours, then on the next Business Day and (d) if sent by email, then the date on which it is received if a Business Day during normal business, otherwise on the next Business Day, provided that a copy of such notice is also promptly provided pursuant to subclause (a), (b) or (c) of this Section 8.4 unless the recipient affirmatively acknowledges receipt of such email by its response thereto:

If to CGI Cellerate:

CGI Cellerate RX, LLC
1375 Enclave Parkway
Houston, TX 77077
Attention: Ron Nixon
E-mail: rnixon@tcgfunds.com

with a copy (which shall not constitute notice or constructive notice) to:

Locke Lord LLP
600 Travis Street, Suite 2800
Houston, Texas
Attention: Michael Blankenship
E-mail: michael.blankenship@lockelord.com

If to WNDM:

Wound Management Technologies, Inc.
1200 Summit Ave., Suite 414
Fort Worth, TX 76102
Attention: Michael Carmena
E-mail: mcarmena@wndm.com

with a copy (which shall not constitute notice or constructive notice) to:

Kelly Hart & Hallman, LLP
201 Main St., Suite 2500
Fort Worth, TX 76102
Attention: William Blair
E-mail: william.blair@kellyhart.com

The Parties may change the addresses and email addresses to which such communications are to be addressed by giving written notice to the other Party in the manner provided in this Section 8.4.

8.5 Entire Agreement. This Agreement, the Exhibits and Schedules hereto and the other Transaction Documents collectively constitute the entire agreement between the Parties pertaining to the subject matter hereof and thereof and supersede all prior agreements, understandings, negotiations and discussions, whether written or oral, of the Parties pertaining to the subject matter hereof or thereof. There are no representations, warranties or other agreements between the Parties relating to the subject matter of this Agreement except as specifically set forth in this Agreement and in the other Transaction Documents, and no Party shall be bound by or liable for any alleged representation, warranty, promise, inducement, statement of intention or other agreement not so set forth.

8.6 Successors and Permitted Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns.

8.7 No Third-party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.8 Amendment. This Agreement may be amended only by an instrument in writing that is expressly identified as an amendment or modification to this Agreement and that is executed by WNDM and CGI Cellerate.

8.9 Waiver; Rights Cumulative. Any of the terms, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance. No course of dealing on the part of a Party, or its officers, directors, members, managers, employees, agents, or other representatives, nor any failure by a Party to exercise any of its rights under this Agreement shall operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver by a Party of any condition, or any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation, or warranty. The rights of the Parties under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

8.10 GOVERNING LAW; JURISDICTION; VENUE; SERVICES OF PROCESS. THIS AGREEMENT AND ALL MATTERS ARISING OUT OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF TEXAS (WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF TEXAS OR ANY OTHER JURISDICTION) THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF TEXAS). ANY LEGAL SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF TEXAS LOCATED IN TARRANT COUNTY, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR OTHER PROCEEDING; PROVIDED, HOWEVER, THAT A LEGAL SUIT, ACTION OR OTHER PROCEEDING FOR A TEMPORARY INJUNCTION OR OTHER TEMPORARY RELIEF MAY BE BROUGHT IN ANY COURT OF COMPETENT JURISDICTION. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR OTHER PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

8.11 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the applicable Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions and other agreements contemplated hereby are fulfilled to the fullest extent possible, and if despite such good faith negotiations, the applicable Parties are unable to agree to such modification, such Parties request that a court of competent jurisdiction designated in Section 8.10 modify the offending provisions of this Agreement so as to effect the original intent of the Parties as closely as possible in an lawful manner to the end that the transactions and other agreements contemplated hereby are fulfilled to the fullest extent possible.

8.12 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed by any of the Parties in accordance with the specific terms hereof or were otherwise breached by a Party. It is accordingly agreed that each Party shall be entitled, without posting a bond or similar security and without limiting other remedies available hereunder, to an injunction or other equitable relief to prevent breaches of this Agreement or to enforce specifically the performance of the terms hereof. Each Party agrees that it will not oppose the granting of an injunction, specific performance, and other equitable relief when expressly available pursuant to the terms of this Agreement on any basis, including that another Party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

8.13 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by facsimile transmission or other electronic transmission (including in portable document format (PDF)) shall be deemed an original signature hereto.

IN WITNESS WHEREOF, the Parties hereto have executed this Share Exchange Agreement in one or more counterparts as of the Execution Date.

WNDM:

Wound Management Technologies, Inc.,
a Texas corporation

By: M Carmena
Name: J. Michael Carmena
Title: CEO

CGI CELLERATE:

CGI Cellerate RX, LLC,
a Texas limited liability company

By: Ron Nixon
Name: Ron Nixon
Title: Managing Member